Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-205097) of Iovance Biotherapeutics, Inc. (formerly known as Lion Biotechnologies, Inc.) of our report dated March 11, 2016, with respect to the financial statements of Iovance Biotherapeutics, Inc. for the year December 31, 2015, which appear in Iovance Biotherapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 12, 2018. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

September 7, 2018